Exhibit 10.8

[DATE]

VIA Email to [EMAIL]

Dear [NAME],

It is my sincere pleasure, on behalf of the entire Board of Directors, to invite you to become a Director of the Company. As a member of the Board, we believe your experience and proven devotion to treating rare diseases will add an important perspective to the Board’s operations. The following terms are subject to final board ratification at its upcoming [BOARD MEETING DATE] meeting.

Position	●	You will be recommended for election as a[n] [ ] member of the Board of Directors of the Company. Specific committee assignments and other duties expected of a Director will be identified once you have joined the Board.

Compensation	●	You will receive an annual retainer of $33,000 paid in equal quarterly amounts at the end of each quarter for which you have provided service. Since this fee will not be subject to ordinary withholdings, you will be entirely responsible for the accounting and payment of any taxes that may be due as a result of this income to you. [In addition, you and the Company agree that upon your execution of this letter, all of the shares purchased by you under the Founder’s Restricted Stock Purchase Agreement, by and between you and the Company dated December 21, 2012 (the “RSPA”) shall become fully vested, and the Company’s repurchase rights with respect to such shares shall lapse.][1]

	●	[Additionally, by your countersignature to this offer letter, you hereby acknowledge and agree that (i) you have received all amounts due to you for services rendered to the Company to date, including pursuant to that certain Consulting Agreement, by and between you and the Company, dated as of January 12, 2013 (the “Consulting Agreement”) and other than as set forth in this offer Letter, the Company does not owe you any other amounts; and (ii) the Consulting Agreement is terminated in all respects as of the date hereof. Furthermore, you and the Company acknowledge and agree that the cash payments made by the Company to you from October 2013 through present were made to you in your capacity as a board member and not under the Consulting Agreement.][2]

Equity	●	Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase [ ] shares of the Company’s Common Stock. [This represents approximately 0.18% of the current

[1]	Included in Thomas Schuetz’s offer letter.
[2]	Included in Thomas Schuetz’s offer letter.

total number of outstanding Common Shares in the Company on a fully diluted basis.][3] This option shall vest, subject to your continued service to the Company, as to one-twelfth (1/12th) of the total number of shares subject to the option at the end of each calendar quarter following your initial election to the Board. For clarity, the options granted will be fully vested after three years of continuous service with the Company. Details of the exercise price of these options will be provided in your stock option grant as determined by the Board of Directors.

Change of Control	●	In the event of a “change of control” of the Company, you will be provided accelerated vesting of all unvested stock options as of the date of the change of control. Your rights to exercise all vested options will be detailed in writing subsequent to your election to the Board. For purposes of this offer, “Change in Control” means: (a) any consolidation or merger in which the Company is a constituent entity or is a party in which the voting stock and other voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger represent, or are converted into, securities of the surviving entity of such consolidation or merger (or of any parent of such surviving entity) that, immediately after the consummation of such consolidation or merger, together possess less than fifty percent (50%) of the total voting power of all voting securities of such surviving entity (or of any of its parents, if any) that are outstanding immediately after the consummation of such consolidation or merger; (b) a sale or other transfer by the holders thereof of outstanding voting stock and/or other voting securities of the Company possessing more than fifty percent (50%) of the total voting power of all outstanding voting securities of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party and that has been approved by the Board of Directors, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are affiliates of each other, or to one or more persons or entities acting in concert; or (c) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company and/or any subsidiary or subsidiaries of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned subsidiaries of the Company.

Reimbursed Expenses	●	You will be reimbursed for normal out of pocket travel expenses incurred by you in your service as a Director, based upon an invoice submitted by you to the Company in a timely fashion.

[3]	Included in Stephen Squinto’s offer letter.

Confidentiality	●	Execution of the attached Mutual Non-Disclosure Agreement shall also form the basis of your agreement to join the Company’s Board of Directors.

Audentes Therapeutics has set a bold mission for itself to change the quality of life of the patients we serve as we pursue high standards and meaningful opportunities for both our employees and stockholders. We look forward to hearing that you will join us in this mission.

Sincerely,

Matthew Patterson
President and Chief Executive Officer

Accepted By:

Date:

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (this “Agreement”) is entered into and made effective as of [DATE], between Audentes Therapeutics, Inc., a Delaware corporation, whose address is 101 Montgomery Street, Suite 1650, San Francisco, CA 94104 (“Audentes”), and [NAME] (“Individual”).

Individual is serving as a member of the Audentes Board of Directors and, as a result, it will be necessary for the parties to disclose to each other certain Confidential Information (defined herein).

In consideration of the foregoing, each party agrees as follows:

1.    Confidential Information.    For purposes of this Agreement, “Confidential Information” means any information or materials disclosed by one party to the other party, whether disclosed before or after the date of this Agreement, that: (i) if disclosed in writing or in the form of tangible materials, is marked “confidential” or “proprietary” at the time of such disclosure; or, (ii) if disclosed orally or by visual presentation, is identified as “confidential” or “proprietary” at the time of such disclosure. The existence of this Agreement, the Purpose, and the fact that the parties are engaged in discussions with respect thereto will be deemed Confidential Information and, as to such Confidential Information, each party will be deemed a receiving party thereof.

2.    Obligations and Restrictions.    Each party agrees: (i) to maintain the other party’s Confidential Information in strict confidence using at least the same degree of care as it uses to protect the confidentiality of its own confidential information of similar importance, but no less than a reasonable degree of care; (ii) not to disclose such Confidential Information to any third party; and (iii) not to use any such Confidential Information for any purpose except for the Purpose. Each party may disclose the other party’s Confidential Information to its employees and Individuals who have a bona fide need to know such Confidential Information for the Purpose, but solely to the extent necessary to pursue the Purpose and for no other purpose; provided that each such employee and Individual first executes a written agreement (or is otherwise already bound by a written agreement) that contains use and nondisclosure restrictions at least as protective of the other party’s Confidential Information as those set forth in this Agreement.

3.    Exceptions.    The obligations and restrictions in Section 2 will not apply to any information or materials that:

(i)    at the date of disclosure were, or subsequently become, generally known or available to the public through no breach or act or failure to act by the receiving party;

(ii)    were rightfully known by or in the possession of the receiving party prior to the disclosure of such information or materials from the disclosing party;

(iii)    are rightfully acquired by the receiving party from a third party who has the right to disclose and provide such information or materials without breach of any confidentiality obligation to the disclosing party; or

(iv)    are independently developed by the receiving party without access to any Confidential Information of the disclosing party.

4.    Compelled Disclosure.    Nothing in this Agreement will be deemed to restrict a party from disclosing the other party’s Confidential Information to the extent required by any order, subpoena, law, statute or regulation; provided that the party required to make such a disclosure uses reasonable efforts to give the other party reasonable advance notice of such required disclosure in order to enable the other party to prevent or limit such disclosure.

5.    Return of Confidential Information.    Upon the completion or abandonment of the Purpose, and in any event upon the disclosing party’s request, the receiving party will promptly return to the disclosing party all tangible items and embodiments containing or consisting of the disclosing party’s Confidential Information and all copies thereof (including electronic copies), and any notes, analyses, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by or on behalf of the receiving party that contain or are based upon the disclosing party’s Confidential Information.

6.    No Obligations.    Each party retains the right, in its sole discretion, to determine whether to disclose any Confidential Information to the other party. No sale or offer to sell any product or service is made by virtue of this Agreement or any disclosure hereunder, and neither party will be required to negotiate or to enter into any agreements or arrangements, whether or not related to the Purpose.

7.    No License.    All Confidential Information remains the sole and exclusive property of the disclosing party. Each party acknowledges and agrees that nothing in this Agreement will be construed as granting any rights to the receiving party, by license or otherwise, in or to any Confidential Information of the disclosing party, or any patent, copyright or other intellectual property or proprietary rights of the disclosing party, except as specified in this Agreement.

8.    No Warranty.    All Confidential Information is provided by the disclosing party “AS IS”.

9.    Term.    This Agreement will remain in effect for the entire term of Individual’s role as a Director of Audentes or for a period of five (5) years from the date of last disclosure of Confidential Information by either party, whichever is later, at which time it will terminate; provided, that as to any Confidential Information that the disclosing party maintains as a trade secret, this Agreement will remain in effect for as long such Confidential Information remains a trade secret under applicable law.

10.    Equitable Relief.    Each party acknowledges that the unauthorized use or disclosure of the disclosing party’s Confidential Information may cause the disclosing party to incur irreparable harm and significant damages, the degree of which may be difficult to ascertain. Accordingly, each party agrees that the disclosing party will have the right to seek immediate equitable relief to enjoin any unauthorized use or disclosure of its Confidential Information, in addition to any other rights and remedies that it may have at law or otherwise.

11.    Miscellaneous.    This Agreement will be governed and construed in accordance with the internal laws of the State of California, United States, excluding its body of law controlling conflict of laws. This Agreement is the complete and exclusive understanding and agreement between the parties regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. If any provision of this Agreement is invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect. Neither party may assign this Agreement, in whole or in part, without the other party’s prior written consent, and any attempted assignment without such consent will be void. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Mutual Non-Disclosure Agreement by their duly authorized officers or representatives.

Audentes Therapeutics, Inc.:	[Name]:

Signature:	Signature:

Name:

Title: